FOR:        STAGE STORES, INC.

                             CONTACT:    James A. Marcum
                                         Executive Vice President,
                                         Chief Financial Officer
                                         Stage Stores, Inc.
                                         (800) 579-2302

                                         Michael E. McCreery
                                         Vice Chairman and
                                         Chief Administrative Officer
                                         C.R. Anthony Company
                                         (405) 278-7400
FOR IMMEDIATE RELEASE
                                         Naomi Rosenfeld/Valerie Martinez
                                         Media Contact:  Stacy Berns/Jeff Siegel
                                         Morgen-Walke Associates
                                         (212) 850-5600

                      STAGE STORES AND C.R. ANTHONY COMPANY
                              ANNOUNCE MERGER PLANS

        BENEFITS INCLUDE CONTIGUOUS LOCATIONS, SMALL MARKETS EXPERTISE,
          SERVICE ORIENTATION COMBINED RETAILER WILL HAVE ANNUAL SALES
                           IN EXCESS OF $1.0 BILLION

        Houston, TX, and Oklahoma City, OK, March 5, 1997--Stage Stores, Inc. (Nasdaq: STGE) and C.R. Anthony Company (Nasdaq: CRAU) today announced a definitive agreement to combine the two companies in a transaction that will create a leading retailer of branded apparel in the central and southwestern United States. Stage Stores will acquire the common stock of C.R. Anthony for approximately $78 million and will assume approximately $15 million of C.R. Anthony debt, giving the transaction an aggregate value of approximately $93 million.

        The transaction, which was approved by the Boards of Directors of both retailers, will result in a company with over 550 stores across small towns and communities in 23 states and sales in excess of $1.0 billion.

        Under the terms of the agreement, Stage Stores will acquire the common stock of C.R. Anthony for a value of $8.00 per share plus $0.01 per share for every $0.05 per share by which the average closing price of Stage Stores' common stock exceeds $20 per share. Stage's average closing price will be determined based on a randomly-selected ten day period out of the twenty trading days ending on the fifth trading day preceding the closing of the transaction.

        The form of consideration (stock/cash mix) to be paid by Stage Stores for C.R. Anthony's common stock will also be determined using a formula based upon the average closing price of Stage stock. The consideration will be 100% Stage common stock so long as Stage's average closing price

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STAGE STORES AND C.R. ANTHONY COMPANY ANNOUNCE MERGER PLANS

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is $20 per share or higher, and such stock percentage will decline in a linear fashion to 25% of the consideration if the average closing price of Stage stock is $15 per share. As an example, if the Stage average closing price was $21.00 per share, C.R. Anthony's common shareholders would receive a value of $8.20 per share, 100% of which would be paid in Stage common stock (0.39 shares of Stage stock to be exchanged for each share of C.R. Anthony common stock). At prices below $15 per share, Stage Stores has the option to terminate the agreement, or to close and pay 0.1333 shares of Stage common stock and an amount in cash equal to the difference between $8 per share and the value of 0.1333 shares of Stage common stock.

        As a leading retailer serving the small towns and communities of the central United States, Stage Stores has been an active participant in the consolidation of the retail sector over the past three years, acquiring the department store chains of Beall-Ladymon in November 1994 and Uhlmans in June 1996. It is contemplated that C.R. Anthony will merge into a subsidiary of Stage Stores, and Carl Tooker, Chairman, Chief Executive Officer and President of Stage Stores, will hold similar responsibilities for the combined entity. Except for the assimilation of C.R. Anthony's headquarters and distribution center over time, few, if any, work force reductions are expected to occur as a result of the transaction. It is expected that the majority of Anthony stores will be converted to Stage Stores' trade names of Stage and Bealls.

        Carl Tooker, Chairman, President and Chief Executive Officer of Stage Stores, commented, "This transaction is a compelling opportunity and represents a major strategic step in our ongoing plan to position Stage Stores as a growth retailer. C.R. Anthony represents an excellent geographic fit, offering significant market adjacencies with minimum overlap. The similarity in our strategies of offering branded apparel to small towns and communities coupled with Stages' operating expertise, will allow us to maximize the sales and profit potential of this combination. In addition, both of our companies place great emphasis on customer service, quality and value. As a result, we are looking forward to a smooth transition. We believe the transaction will bring significant value to the shareholders of both companies."

        James Marcum, Executive Vice President and Chief Financial Officer of Stage Stores, stated, "C.R. Anthony is an excellent fit with our existing operations and meets our previously-stated objectives for strategic acquisitions. Importantly, it will be accretive to earnings in 1998, the first full year of combined operations, as the combination of our companies is expected to generate significant cost savings upon full integration. In addition, the transaction is structured to allow Stage Stores to grow while strengthening our balance sheet. We believe this transaction offers significant upside potential to all shareholders, as we combine the expertise of both companies to further enhance operating performance."

        Jack Wiesner, Chairman and Chief Executive Officer of C.R. Anthony Company, stated, "In evaluating a number of strategic alternatives, the management and Board of Directors of

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STAGE STORES AND C.R. ANTHONY COMPANY ANNOUNCE MERGER PLANS

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C.R. Anthony concluded that a combination with Stage Stores offers the best opportunity to build value for all of Anthony's shareholders, employees and customers. This transaction allows our shareholders to continue to participate in our growth strategy through their investment in Stage Stores. We believe our associates and customers will benefit from our alliance with Stage Stores because they will be associated with a much larger and stronger enterprise. The retail environment today requires a large scale operation to continue to deliver the best value to our customers. All of the associates of C.R. Anthony have done an outstanding job in accomplishing our objectives. They have brought the company to where it is today, creating significant value and an exciting opportunity for the future."

        The transaction is subject to approval by the shareholders of C.R. Anthony, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other closing conditions. In addition, the agreement contains provisions relating to the obligations of the parties in the event of termination of the agreement. It is expected that the transaction will be completed by mid-year l997.

        Credit Suisse First Boston Corporation acted as financial advisor to Stage Stores, Inc. C.R. Anthony was advised by Houlihan, Lokey, Howard & Zukin and its Board was provided a fairness opinion by Stephens, Inc.

        Founded in 1922 and headquartered in Oklahoma City, OK, C.R. Anthony Company is a retailer of branded and private label apparel for the entire family. The Company operates 226 specialty stores in 14 southwestern and Rocky Mountain states and expects to open an additional 13 stores prior to the completion of this transaction.

        Stage Stores, Inc. operates 319 department stores in 19 states across the central United States under the names Stage, Bealls and Palais Royal. Located primarily in small towns and communities, the stores emphasize brand names in men's, women's and children's apparel, accessories and footwear.

        ANY STATEMENTS IN THIS PRESS RELEASE THAT MAY BE CONSIDERED FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. ACTUAL RESULTS MAY DIFFER FROM SUCH FORWARD-LOOKING STATEMENTS DUE TO THE RISK FACTORS DISCUSSED IN PERIODIC REPORTS FILED BY THE COMPANIES WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH THE COMPANIES URGE INVESTORS TO CONSIDER.

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